Generex Biotechnology Corporation
Attn:  Anna E. Gluskin, President
33 Harbour Square, Suite 202
Toronto, Ontario
CANADA M5J 2G2

                   RE: Subscription for Shares of Common Stock

Gentlemen/Ladies:

     The undersigned (hereinafter referred to as "Investor") hereby subscribes for and agrees to purchase FIVE HUNDRED THOUSAND (500,000) SHARES of Common Stock (the "Shares") of Generex Biotechnology Corporation (hereinafter referred to as the "Company"), an Idaho corporation, at a price of FOUR ($4.00) DOLLARS per share, for a total purchase price of TWO MILLION ($2,000,000.00) DOLLARS, on and subject to the following terms and conditions:

     1. Investor is making this subscription in the expectation that the Company will accept this subscription and deliver its acceptance promptly following receipt of the subscription from Investor. If this subscription is not accepted by the Company before the close of business on the fifth business day following the date of delivery to the Company of the within subscription, the subscription shall expire and have no further force or effect, and Investor shall have no further obligation hereunder. Except as set forth in the preceding sentence and in Section 9 below, the Investor acknowledges and agrees that this subscription is irrevocable, Investor is not entitled to cancel, terminate or revoke the subscription or any agreements of Investor hereunder, and that the subscription shall survive the death or disability of the Investor.

     2. (a) Payment for one hundred twenty-five thousand (125,000) of the aforementioned shares, i.e. $500,000, is being tendered to the Company herewith either by bank cashier's or certified check payable to the Company, or by wire transfer of funds to the Company's account no. 400-764-7 in the name of the Company at Royal Bank of Canada located at 200 Bay Street, Toronto, Ontario, routing number 00002.

        (b) Payment for the remaining three hundred seventy-five thousand (375,000) shares (hereinafter sometimes referred to as the "Conditional Shares") shall be paid to the Company on or prior to December 23, 1998, in the manner described in (a) above.

        (c) Time shall be of the essence with respect to the times for payment of the subscription price for the Conditional Shares. If Investor shall fail to make payment for the Conditional Shares when due, the Company may elect to terminate its obligation to issue and sell to Investor hereunder any Conditional Shares not previously paid for on or prior to December 23, 1998.

     3. Unless Investor otherwise advises the Company, the Shares, when issued, should be registered on the Company's books as follows: William H. Steinbrink, MD, 122 Columbia Circle, Erie, PA 16505.

     4. Investor understands and agrees that:


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        (a) This subscription may be accepted or rejected, in whole or in part, by the Company within the five day period referred to in Section 1 in its sole and absolute discretion.

        (b) No federal, state or provincial authority in Canada or the United States of America (the "US") has made any finding or determination as to the merits of an investment in the Company.

        (c) Investor is an "accredited investor" as that term is defined in Rule 501(a), Regulation D, promulgated under the US Securities Act of 1933, as amended (the "1933 Act"), and has conducted Investor's own investigation of the Company, its business and financial position. Investor has requested and received from the Company all information deemed necessary by Investor in order to evaluate an investment in the Company. The Shares are being acquired for Investor's own account and/or for the account of a limited number of friends, family and/or close business associates of Investor, all of whom also are accredited investors. Investor shall promptly advise the Company if anyone other than the Investor is the beneficial owner of any Shares registered in Investor's name, and shall furnish to the Company the name and residence address of such beneficial owner(s).

        (d) Because the Shares have not been registered under the 1933 Act or the securities laws of any other country, state or province, and are being sold to Investor in reliance upon an exemption from such registration requirements for non-public offerings pursuant to Rule 506 of Regulation D under the 1933 Act, the Shares shall be subject to restrictions on resale and/or other transfers to comply with and to assure future compliance with the 1933 Act. Investor will not resell or otherwise transfer any Shares except in compliance with the 1933 Act, and certificates for the Shares will bear a legend to the effect that transfer of the Shares is subject to restrictions to insure that any such transfer is in compliance with the 1933 Act. In addition, stop transfer instructions will be placed with the transfer agent for the Company's Common Stock to enforce such restrictions.

     5. Investor understands that Investor must bear the economic risk of an investment in the Shares for an indefinite period of time, and represents and warrants to the Company that, except as indicated in paragraph 4(c) above,
Investor: is purchasing the Shares for Investor's own account and not for the purpose of resale or otherwise effecting a distribution of the Shares; has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge any Shares to such person or anyone else; has no present plans to enter into any such contract, undertaking, agreement or arrangement; and has full power and authority to execute and deliver this subscription and to perform the obligations of Investor hereunder.

     6. In addition to the investment representations and agreements set forth in paragraphs 4 and 5 above, to induce the Company to accept this subscription and as additional consideration for the Shares, the Investor agrees as follows:

        (a) For a period of five (5) years from the date the Shares are issued by the Company (the "Restricted Period"), Investor agrees to vote, or to authorize a person designated by the Company's Board of Directors to vote, as Investor's proxy, all Shares over which Investor has voting power as of the record date of any meeting of shareholders of the Company in proportion to the votes of all other shareholders of the Company cast at such meeting. Investor further agrees that Investor will not authorize any other person to vote such Shares in a manner inconsistent with Investor's agreements herein, provided that nothing herein shall prevent Investor

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

from selling or otherwise disposing of any Shares, subject to the terms of paragraph (b) and (c) below.

        (b) During the first year of the Restricted Period, Investor will not sell or otherwise transfer any Shares without the Company's prior written approval. Thereafter, for the remainder of the Restricted Period, and provided that a public market exists for the Company's Common Stock, Investor will not sell any Shares without first offering to sell such Shares to the Company at a price equal to seventy (70%) percent of the then current Market Price of the Company's publicly-traded shares of Common Stock. For this purpose, the Market Price of shares of the Company's publicly-traded Common Stock shall be (i) the average closing sale price during a period of twenty days immediately preceding the date of such offer on which the New York Stock Exchange was open for trading (the "Valuation Period")(or, if no sales are reported on any given day, the closing "bid" price reported) for the Common Stock on NASDAQ/NMS or, (ii) if the Common Stock is not listed on NASDAQ/NMS, such closing sale or "bid" price as reported on any comparable automated quotation system or exchange on which the Common Stock is then listed, or (iii) any combination thereof.

        (c) Any offer by Investor to sell Shares to the Company pursuant to paragraph (b) above shall be in writing, shall set forth the proposed manner in which Investor intends to sell the Shares if the offer to the Company is not accepted (including the identity of the proposed buyer if the proposed manner of sale is other than in routine "brokers' transactions", within the meaning of that term as used in Rule 144 under the 1933 Act), and shall be delivered to the Company at its address as set forth above, or at such other address that the Company may hereafter designate for notice purposes (the "Company Notice Address"). The Company shall have fifteen (15) calendar days after receipt of such offer to accept the offer by delivering written notice of its acceptance to Investor personally by hand or by Federal Express courier to Investor at the address specified for this purpose by Investor in Investor's offer to the Company or, if no address is so specified, at the address for notice purposes as set forth below Investor's signature hereon. The Company's acceptance shall be effective upon delivery.

        (d) If the Company timely accepts the offer, Investor shall tender the Shares to the Company at office of the Company to which Investor's offer was delivered, against payment for such Shares by certified check, bank check or wire transfer funds to an account designated by Investor. If the Company fails to timely accept the offer, Investor shall be free to sell the Shares but only in the manner (and to the buyer identified in the offer if the proposed manner of sale is not in routine brokers' transactions) set forth in Investor's offer to the Company. If the Company accepts the offer but fails to pay for the Shares specified in the offer in the manner provided herein, all restrictions on resale of the Shares pursuant to paragraph (b) above shall terminate.

        (e) Certificates representing the Shares shall be legended to reflect the above restrictions, as well as the securities laws restrictions referred to in Section 4 above.

     7. Investor recognizes that the sale of the Shares to Investor is being made in reliance upon Investor's agreements, representations and warranties set forth in paragraphs 4, 5 and 6 hereof. Investor agrees to indemnify the Company, its agents and controlling persons for, and to hold each of them harmless against, any liability, loss, damage cost or expense (including reasonable attorneys' fees) arising from any breach thereof by Investor.

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

     8. Acceptance of this subscription by the Company shall be effected by the Company's signing (by its duly authorized officer) a copy of this subscription in the space provided below, and by delivering that signed copy to Investor personally by hand, or by delivering such signed copy via Federal Express courier to Investor at the address for notice purposes set forth below Investor's signature(s) hereon. The Company's acceptance shall be effective upon delivery to Investor in accordance with this Section 8.

     9. After December 31, 1999, the Company agrees to repurchase from Investor such portion or all of the Shares as Investor may wish to resell to the Company at a price equal to seventy (70%) percent of the then current Market Price of the Company's publicly-traded shares of Common Stock, as determined in accordance with paragraph 6(b) above. If Investor wishes to resell any Shares to the Company pursuant to this paragraph, he will deliver to the Company, at the Company Notice Address, the certificate(s) representing the Shares to be resold, endorsed for transfer to the Company, and a demand that the Company repurchase the Shares pursuant hereto. The Company shall effect the repurchase of the Shares and remit payment to the Investor within five (5) business days following its receipt of such notice and demand. If the Company fails to make timely payment for the Shares, it will, in addition to the repurchase price, be required to pay interest on the repurchase price at the rate of 18% per annum until the repurchase price is paid in full. In addition, if the Company fails to pay for such Shares within ten (10) days after payment is due, all restrictions of resale of Shares by the Investor pursuant to paragraph 6 hereof shall terminate.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Investor has executed this Subscription Agreement this ____ day of __________________, 1998.

________________________________________________________________________________
(Print name(s) of Investor)

________________________________________________________________________________
(Signature of Investor(s) or Authorized Person. If signing in a representative, please print name and title below signature.)

Investor's address for notice purposes is:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

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This Subscription is hereby accepted by Generex Biotechnology Corporation this
____ day of ______________________, 1998.

GENEREX BIOTECHNOLOGY CORPORATION

By: _________________________________________


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